Number: BC1149138

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that ECC VENTURES 1 CORP. was incorporated under the Business Corporations Act on January 15, 2018 at 03:31 PM Pacific Time.

ELECTRONIC CERTIFICATE

Issued under my hand at Victoria, British Columbia
On January 15, 2018

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada